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                                                                      Exhibit 12


                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                                                              Three months ended
                                                                                                March 31, 1995
                                                                                              ------------------
Income before provision for income taxes..............................................            $    687.0
Equity in loss of less than majority-owned subsidiaries...............................                   6.7
Dividends from less than majority-owned subsidiaries..................................                   3.9
Interest expense, including interest on capital lease obligations.....................                 143.5
Portion of rent expense representative of the interest factor.........................                  25.2
                                                                                                  ----------

Income, as adjusted...................................................................            $    866.3
                                                                                                  ==========
Fixed charges:
Interest expense, including interest on capital lease obligations.....................            $    143.5
Portion of rent expense representative of the interest factor.........................                  25.2
Interest capitalized on construction..................................................                  12.6
Preferred stock dividend requirement..................................................                   2.5
                                                                                                  ----------

Fixed charges.........................................................................            $    183.8
                                                                                                  ==========

Ratio of Earnings to Fixed Charges....................................................                  4.71
                                                                                                  ==========
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